                                                                EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of February 4, 1997, by and among Urohealth Systems, Inc., a Delaware corporation ("Urohealth"), Urohealth, Inc. (California), a California corporation and a wholly owned subsidiary of Urohealth ("Urohealth Sub"), and X-Cardia Corporation, a California corporation ("X-Cardia"). Urohealth Sub and X-Cardia are sometimes hereinafter referred to collectively as the "Constituent Corporations," or individually as a "Constituent Corporation."

                   WHEREAS, the respective Boards of Directors of Urohealth Sub and X-Cardia deem it advisable and in the best interests of their respective shareholders that Urohealth acquire X-Cardia by the merger of X-Cardia with and into Urohealth Sub upon the terms and subject to the conditions set forth herein (the "Merger"); and

                   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
  Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER
                                   ----------

                   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof) of the Merger, X-Cardia shall be merged with and into Urohealth Sub, with Urohealth Sub being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of X-Cardia shall thereupon cease. The Merger shall have the effects set forth in Section 1107 of the California General Corporation Law (the "CGCL").

                   1.2 Effective Time of the Merger. The Merger shall become effective upon the completion of the filing of a properly executed Merger Agreement substantially in the form of Exhibit A hereto with the Secretary of State of the State of California. When used in this Agreement, the term "Effective Time" with respect to the Merger shall mean the date and time at which such Merger Agreement is successfully filed.



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                                   ARTICLE II
                    UROHEALTH AND THE SURVIVING CORPORATION
                    ---------------------------------------

                2.1 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Urohealth Sub shall be the Articles of Incorporation of the Surviving Corporation of the Merger.


                2.2 Bylaws of the Surviving Corporation. The Bylaws of Urohealth Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                2.3      Directors and Officers of the Surviving Corporation.

                   (a)    The directors of Urohealth Sub at
the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                   (b) The officers of Urohealth Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.


                                  ARTICLE III
                              CONVERSION OF SHARES
                              --------------------

                3.1     Exchange Ratio.  At the Effective Time,
by virtue of the Merger and without any action on the part of any holder of shares of X-Cardia Common Stock:

                   (a)      Each share of Series A Preferred Stock
and each share of Common Stock of X-Cardia ("X-Cardia Share") issued and outstanding immediately prior to the Effective Time (other than Excluded Shares as defined in Section 3.9 below) shall be converted at the Effective Time into the right to receive (i) that number of shares of Urohealth Common Stock ("Urohealth Shares") equal to $12.0 million divided by the average of the closing prices of a Urohealth Share on The Nasdaq Stock Market for the period beginning five trading days prior to the date hereof and ending five trading days after the date hereof (the "Average Market Value") divided by the number of outstanding X-Cardia Shares and X-Cardia shares deemed to be outstanding (the "X-Cardia Outstanding Shares") at the Effective Time (the "Exchange Ratio") and (ii) the right to receive a pro rata portion of the Earn-Out Consideration (as defined in Section 3.2) and the Milestone Payments (as





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defined in Section 3.3). The Urohealth Shares, the Earn-Out Consideration and
the Milestone Payments to be issued and paid with respect to the X-Cardia Outstanding Shares, are referred to herein as the "Merger Consideration." For purposes of calculating the number of X-Cardia outstanding Shares the following shall be deemed to be outstanding: (i) all of the X-Cardia Shares which are subject to outstanding options or warrants at the Effective Time; and (ii) all of the X-Cardia Shares which are issuable in connection with the exercise of the Call Option or the Put Option of X-Cardia for the shares of capital stock of Cybro Medical, Ltd. ("Cybro") not currently owned by X-Cardia.

                   (b)      At the Effective Time, all X-Cardia
Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any X-Cardia Shares shall thereafter represent the right to receive the Merger Consideration into which such X-Cardia Shares have been converted.
Certificates representing X-Cardia Shares shall be exchanged for certificates representing whole Urohealth Shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof. If, prior to the Effective Time, X-Cardia or Urohealth should split or combine the X-Cardia Shares or the Urohealth Shares, or pay a stock dividend or other stock distribution in X-Cardia Shares or Urohealth Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution. If prior to any date on which a Milestone Payment or Earn-Out Consideration is due, Urohealth should split or combine the Urohealth Shares, or pay a stock dividend or other stock distribution in Urohealth Shares, then the Average Market Value used in connection with calculating the number of Urohealth Shares issuable will be appropriately adjusted to reflect such split, combination, dividend or other distribution. In the event of a recapitalization or merger in which Urohealth is not the surviving corporation, any Milestone Payments or Earn-Out Consideration payable after the date of such recapitalization or merger, and which would otherwise be payable in Urohealth Shares, shall be paid by delivering the number and type of shares of any successor or surviving corporation or such other consideration into which Urohealth Shares were converted in such recapitalization or merger.

                   (c) Each X-Cardia Share held in the treasury of X-Cardia or by any subsidiary of X-Cardia shall be canceled and retired and cease to exist, and no Merger Consideration shall be issued in exchange therefor. All Urohealth Shares owned by X-Cardia or any subsidiary shall become treasury stock of Urohealth.

                   (d) Each share of Common Stock of Urohealth Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation of the Merger.

                3.2     Earn-out Consideration. The X-Cardia
Shareholders shall be entitled to receive and Urohealth shall pay additional consideration (the "Earn-Out Consideration") with respect to the X-Cardia Outstanding Shares after the Effective Time based on the sales of the X-Cardia Products for the four-year period after the first commercial release of an X-Cardia Product. For purposes of this Section 3.2, the term "X-Cardia Products" means any product currently under development by X-Cardia or its subsidiary, Cybro, or any product developed by Urohealth, its subsidiaries or licensees after the Effective Time using or otherwise incorporating the technology owned by X-Cardia or its subsidiary as of the Effective Time. For purposes of this Section 3.2. the "FIRST COMMERCIAL RELEASE" of an X-Cardia Product shall be deemed to be the first day of the calendar quarter immediately following the calendar quarter in which gross sales of X-Cardia Products exceeds $1,000,000. The Earn-Out Consideration shall be equal to 12% of the gross sales revenues of X-Cardia Products, less discounts,





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rebates and other promotional allowances actually given and actual product returns; provided that the 12% shall be reduced to 6% with respect to products not covered by any claims of any patents at the time of such sale. The Earn-Out Consideration shall be payable 50% in cash, subject to the limitations in Section 3.4 below, and 50% by delivery of Urohealth Shares. Earn-Out Consideration shall be calculated on a quarterly basis, and shall be payable within 45 days after the end of each fiscal quarter of Urohealth. The Earn-Out Consideration shall be payable to the X-Cardia Shareholders (as defined below) pro rata in proportion to their ownership interest at the Effective Time in the Outstanding X-Cardia Shares. Any portion of Earn-Out Consideration paid in Urohealth Shares shall be paid by delivering a number of Urohealth Shares with a value equal to the amount of the Earn-Out Consideration payment then due based on the average market value of a Urohealth Share during the period beginning five trading days prior to the last day of the fiscal quarter to which such payment relates and ending five trading days after the last day of the fiscal quarter. Accompanying each payment of Earn-Out Consideration hereunder shall be a report setting forth the calculation of the Earn-Out Consideration. Not more often than once in any fiscal year of Urohealth, the X-Cardia Shareholders or their designated representatives acting through the Representative (as defined below) shall have the right to review the books and records of Urohealth, during normal business hours and with five days' prior notice relating to the calculation of the Earn-Out Consideration.

                3.3     Milestone Payments.  In addition, the
X-Cardia Shareholders shall be entitled to receive and Urohealth shall pay additional consideration (the "Milestone Payments") with respect to the X-Cardia Outstanding Shares after the Effective Time based on successfully achieving the Milestones described on Exhibit B hereto. Each Milestone Payment as specified on Exhibit B shall be paid by delivery of cash or Urohealth Shares in the amounts set forth on Exhibit B. Any Milestone Payment paid in Urohealth Shares shall be paid by delivering Urohealth Shares with a market value based on the Average Market Value equal to the amount of the Milestone Payment then due.

                3.4 Limitation on Cash Payments. In no event will the amount of the Earn-Out Consideration and Milestone Payments paid in cash pursuant to Section 3.2 or Section 3.3 exceed (i) number of Urohealth Shares issued at the Effective Time times (ii) the closing price of a Urohealth Share at the Effective Time. Urohealth agrees that as soon as reasonably practicable after the Effective Time it will cause to be filed one or more registration statements on Form S-3 under the Securities Act to register any Urohealth Shares that are to be issued in satisfaction of Earn-Out Consideration payments or Milestone Payments pursuant to Section 3.2 or 3.3, respectively.

                3.5     Stock Options, Warrants, Debentures and
Other Agreements. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments to purchase or issue X-Cardia Shares that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further stockholder approval) shall be assumed by Urohealth and converted into an Option, warrant, convertible security or other contractual commitment as the case may be, to purchase or issue, on the same terms and conditions (including, without limitation, the date and exercise provisions) as were applicable prior to the Effective Time, the number of Urohealth Shares equal to the number of X-Cardia Shares subject to such stock option, warrant, convertible security or other contractual commitment multiplied by the Exchange Ratio, at an exercise price per Urohealth Share equal to the former exercise price per X-Cardia
Share under such stock option, warrant, convertible security or other contractual commitment immediately prior to the Effective Time (without taking into account any antidilution formula) divided by the Exchange Ratio. In addition, each holder of





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any stock option, warrant, convertible security or other contractual commitment to purchase or issue X-Cardia Shares that is converted into the right to acquire Urohealth Shares shall also be entitled to a pro rata portion of the Milestone Payments and Earn-Out Consideration paid or earned prior to the date of exercise or conversion. No stock option or warrant shall be converted into an option or warrant to purchase a partial Urohealth Share. Except as provided above, the converted stock options, warrants, convertible securities or other contractual commitments shall be assumed by Urohealth under their same terms and conditions, but shall not be subject to further stockholder approval. Urohealth agrees that as soon as reasonably practicable after the Effective
Time it will cause to be filed one or more Registration Statements on Form S-8 under the Securities Act, or amendments to any existing Registration Statements on Form S-8 covering stock options and warrants, to register the Urohealth Shares issuable upon exercise of the aforesaid converted options or warrants, and at or prior to the Effective Time, Urohealth shall take all corporate action necessary to reserve for issuance a sufficient number of Urohealth
Shares for delivery upon exercise of the options and warrants, conversion of convertible securities or otherwise pursuant to other contractual commitments assumed pursuant to this Section 3.5. The consummation of the Merger shall not be treated as a termination of employment for purposes of the option plans.

                3.6     Contingent Shares.  Pursuant to that
certain Option Agreement, dated January 2, 1997, among X-Cardia and certain shareholders of Cybro, an aggregate of up to 199,980 X-Cardia Shares are issuable (the "Cybro Contingent Shares") for all of the 1,010 Cybro shares not currently owned by X-Cardia upon achievement of certain objectives by Cybro (the "Cybro Objectives") as more fully described in Section l(d) of the Option Agreement. In the event that Urohealth is not required to issue Merger Consideration for the Cybro Contingent Shares as described in the Option Agreement, or issues fewer than the maximum number provided for therein and herein, then the Merger Consideration not so issued shall be reallocated among the holders of the X-Cardia Outstanding Shares pro rata in proportion to their ownership interest at the Effective Time.

                3.7     Exchange of Certificates.

                   (a)      Exchange Agent.  As of the Effective
Time, (i) X-Cardia shall deliver to Urohealth certificates representing all of the X-Cardia Outstanding Shares together with the Representation Letters (as defined below) and (ii) Urohealth shall deliver to Cooley Godward LLP, for the benefit of the X-Cardia Shareholders, certificates representing the Urohealth Shares (together with any cash to be paid in lieu of fractional Shares) in exchange for Outstanding X-Cardia Shares.

                   (b)      Representations by Holders of X-Cardia
Common Stock. Each holder of X-Cardia Shares will be required to execute and deliver a "Representation Letter" in the form of Exhibit C hereto in order to receive the Merger Consideration in exchange for such holder's certificates representing X-Cardia Shares.

                3.8     No Further Ownership Rights in X-Cardia
Common Stock. The rights to the Merger Consideration issued upon conversion of shares of X-Cardia Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of X-Cardia Common Stock.





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                3.9     Dissenting Shares.  If holders of X-Cardia Shares are
entitled to dissent from the Merger and demand appraisal of any such X-Cardia Shares in accordance with the provisions of the CGCL concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("Dissenting Holders"), any X-Cardia Shares held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3. 1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the CGCL; provided, however, that each X-Cardia Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such X-Cardia Shares, in either case pursuant to the CGCL, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive Urohealth Shares in accordance with the Exchange Ratio.

                3.10    No Fractional Shares.

                   (a)      No certificates or scrip representing
fractional Urohealth Shares shall be issued upon the surrender for exchange of X-Cardia Shares and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Urohealth.

                   (b)      Urohealth shall pay or cause to be paid
to each holder of X-Cardia Shares an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled to by the closing price on The Nasdaq Stock Market
- National Market of a Urohealth Share on the trading day immediately preceding the Effective Time.

                3.11    Closing.  The closing of the
transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Urohealth, 5 Civic Plaza, Suite 100, Newport Beach, California, at 10:00 a.m., local time, on or prior to the fifth business day (the "Closing Date") after the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as the parties shall agree.

                3.12    Supplementary Action.  If at any time
after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and an behalf of either Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.





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                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                         OF UROHEALTH AND UROHEALTH SUB
                         ------------------------------

                Urohealth and Urohealth Sub represent and warrant to X-Cardia, except as disclosed to X-Cardia in writing prior to the execution of this Agreement, as follows:

                4.1 Organization. Urohealth is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Urohealth is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the financial condition of Urohealth and its subsidiaries taken as a whole (a "Material Adverse Effect"). Urohealth Sub is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted and is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect.

                4.2     Authority Relative to this Agreement.
Each of Urohealth and Urohealth Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Urohealth and Urohealth Sub and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all requisite corporate action, and no other corporate proceedings on the part of either such company are necessary to approve this Agreement or the transactions contemplated hereby.

                4.3     Reports and Financial Statements.
Urohealth has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 1995, (collectively, the "SEC Reports"), and has previously furnished or made available to X-Cardia true and complete copies of all such SEC Reports. None of the SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents in all material respects the consolidated financial position of Urohealth and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of Urohealth and its subsidiaries for the respective periods or as of





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the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

                4.4     Compliance With Applicable Law.
Urohealth holds all material licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Urohealth is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Urohealth, except in each case were the failure to so hold, or the violation of, would not constitute a Material Adverse Effect.

                4.5 FDA Matters. Neither the Food and Drug Administration nor any comparable state agency has within the past two years notified, nor to the best knowledge of Urohealth intends to notify, Urohealth of any violation of the Federal Food, Drug, and Cosmetic Act, the regulations promulgated thereunder or any comparable state law or regulation with respect to the manufacture or sale of Urohealth products, the likely result of which would be a Material Adverse Effect.


                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF X-CARDIA
                   ------------------------------------------

                X-Cardia represents and warrants to Urohealth and Urohealth Sub, except as disclosed to Urohealth in writing prior to the execution of this Agreement, as follows:

                5.1     Organization.  X-Cardia and Cybro is
each a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted.

                5.2 Subsidiaries. Except for Cybro, X-Cardia has no subsidiaries and does not own any interest in any partnership, joint venture or other entity.

                5.3     Capitalization.  As of the date hereof,
the authorized capital stock of X-Cardia is as set forth in Schedule 5.3 hereto which identifies each holder of X-Cardia Shares (each an "X-Cardia Shareholder" and collectively, the "X-Cardia Shareholders"). As of the date hereof, the number of X-Cardia Shares which are issued and outstanding is as set forth in
Schedule 5.3 hereto. All of the issued and outstanding X-Cardia Shares are validly issued, fully paid and nonassessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of X-Cardia or any agreement to which X-Cardia is a party or by which it is bound. Except as set forth on Schedule 5.3, there are not as of the date of this Agreement any shares of capital stock of X-Cardia issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating X-Cardia to issue, transfer or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of X-Cardia may vote were issued and outstanding with respect to X-Cardia.





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                5.4     Authority Relative to this Agreement.
X-Cardia has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by X-Cardia and the consummation by X-Cardia of the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of X-Cardia, and no other corporate proceedings on the part of it is necessary to approve this Agreement or the transactions contemplated hereby.

                5.5     Consents and Approvals; No Violations.
Except for the filing of the Merger Agreement with the California Secretary of State and obtaining a tax clearance certificate from the California Franchise Tax Board, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by X-Cardia of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by X-Cardia, nor the consummation by X-Cardia of the transactions contemplated hereby, nor compliance by X-Cardia with any of the provisions hereof, will (a) result in any breach of the Articles of Incorporation or Bylaws of X-Cardia, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which X-Cardia is a party or by which it or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to X-Cardia or any of its properties or assets.

                5.6     Financial Statements.  X-Cardia has
furnished to Urohealth X-Cardia's unaudited balance sheet, dated December 31, 1996 and the unaudited statements Of Profits and losses for the one-year period ended December 31, 1996 (the "X-Cardia Financial Statements"). The X-Cardia Financial Statements fairly present the financial position of X-Cardia as of the date thereof and the results of operations for the periods then ended, all in conformity with generally accepted accounting principles.

                5.7     Contingencies. (a) There are no express
or implied product warranties that are obligations of X-Cardia, (b) X-Cardia has received no complaints with respect to any product of X-Cardia, (c) neither the Food and Drug Administration ("FDA") nor any comparable state agency has within the past two years notified, nor to the best knowledge of X-Cardia intends to notify, X-Cardia of any violation of the Federal Food, Drug and Cosmetic Act, the regulations promulgated thereunder or any comparable state law or regulation with respect to the manufacture or sale of any X-Cardia product and, (d) there are no contingent obligations of X-Cardia not reflected in the X-Cardia Financial Statements.

                5.8     Absence of Certain Changes or Events.
Since December 31, 1996, X-Cardia has operated its business only in the ordinary course and there has not been:

                   (a) any occurrence, event or condition which has had or could have a material adverse effect,

                   (b)      any damage, destruction or loss in
excess of $10,000, whether or not covered by insurance, affecting its properties or business,

                   (c)      any declaration, setting aside or
payment of any dividend or other distribution (whether in cash, stock or property) with respect to the X-Cardia Shares,





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
                   (d) any increase in compensation or benefits expense to X-Cardia, any increase in the compensation or other benefits payable or to become payable by X-Cardia to its directors, officers or key employees, any increase in the payment or arrangement made to, for, or with any such officers or key employees,

                   (e)      any change in accounting principles or
methods followed by X-Cardia or any change in depreciation or amortization policies, or

                   (f)      any pending or threatened labor
difficulties affecting X-Cardia or efforts to unionize X-Cardia's employees.

                5.9     Title to Property; Encumbrances.
X-Cardia owns all assets and rights necessary to conduct the business of X-Cardia as presently conducted. X-Cardia has good and marketable title to, or other full legal right to use, all properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all such properties and assets that it purports to own or has a legal right to use, as reflected on the balance sheet of X-Cardia dated December 31, 1996 (the "Balance Sheet") or acquired after December 31, 1996, X-Cardia does not own any real property. None of such properties or assets reflected on the Balance Sheet or acquired after December 31, 1996, is subject to any encumbrance except, (i) encumbrances set forth on Schedule 5.9, (ii) statutory encumbrances not yet delinquent, (iii) encumbrances that do not individually or in the aggregate impair or materially interfere with the conduct of X-Cardia's present business operations and (iv) encumbrances for taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions, which taxes, if any, have been listed on Schedule 5.9. For purposes of this Agreement, "encumbrance" means any claim, charge, encumbrance, security interest, lien, option, pledge, rights of others or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except those arising under any applicable federal or state securities laws. Schedule 5.9 contains a true and complete list and description of all items of equipment, furniture and fixtures, computer hardware and software, and motor vehicles owned or leased by X-Cardia (the "Equipment"), and indicates whether each such item of personal property is owned or leased. The Equipment taken as a whole is in generally good operating condition, except for ordinary wear and tear, currently useable for its intended purposes and is not materially obsolete.

                5.10    Litigation.  As of the date of this Agreement,
(i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of X-Cardia, threatened against or involving X-Cardia or any of its properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against X-Cardia; and (iii) X-Cardia is not in violation of any term of any judgments, decrees, injunctions or orders outstanding against it.

                5.11    Contracts.  Each of the contracts,
instruments, mortgages, notes, security agreements, leases, agreements or understandings to which X-Cardia is a party or by which X-Cardia or any of its properties or assets is bound and which provide for annual aggregate payments in excess of $10,000 is listed on Schedule 5. 11.

                5.12    Employee Plans.

                   (a)      General.  Except as set forth in
Schedule 5.12, X-Cardia is not and never has been a party to, a participant in or a sponsor of: (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement, (ii) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, sick leave, medical and insurance, (iii) any employment agreement not terminable upon notice at the will of either party with or without cause, (iv) any severance plans or severance agreements providing for severance benefits in excess of $5,000, or
(v) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, "Employee Plans"). True, correct and complete copies of all Employee Plans listed in Schedule 5.12, and all related summary plan descriptions, have been delivered to Urohealth.

                   (b) Employee Benefit Plans. With respect to the Employee Plans listed on Schedule 5.12 which are "employee benefit plans" (within the meaning of Section 3(3) of ERISA), X-Cardia is in compliance with the applicable provisions of such plans and of ERISA (as amended through the date of this Agreement). There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such plans or the assets of such plans and, to the best of X-Cardia's knowledge, no facts exist which X-Cardia believes will give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans. There are no actions, suits or claims pending or threatened against X-Cardia regarding any employment agreement or alleged employment agreement and, to the best of X-Cardia's knowledge, no facts exist which X-Cardia believes will give rise to any such action, suit or claim.

                   (c)      Pension and Profit Sharing Plans.  No
plan listed in Schedule 5.12 is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA).

                   (d)      Common Control Plans.  There are no
trades or businesses (whether or not incorporated) which are members of a group of which X-Cardia is a member and which are under common control within the meaning of Section 414 of the Code and the regulations thereunder.

                   (e)       No Multiemployer Plans.  No plan listed
in Schedule 5.12 is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). X-Cardia has never contributed to or had an obligation to contribute to any "multiemployer plan."

                5.13    Taxes.  For the purposes of this
section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on X-Cardia or any of its Tax Affiliates as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature whatsoever. X-Cardia has filed or caused to be filed timely all federal, state, local and foreign tax returns required to be filed by each of it and any member of its consolidated, combined, unitary or similar group (each such member a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects. X-Cardia has paid or caused to be paid all taxes shown to be due in respect of the periods for which returns are due.

                5.14 Compliance With Applicable Law. X-Cardia holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of X-Cardia is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to X-Cardia.

                5.15    X-Cardia Proprietary Rights.

                   (a)      X-Cardia has included in Schedule 5.15
a listing of all X-Cardia's domestic or foreign federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of X-Cardia's patents and copyrights and all pending applications therefor, all other trademarks and other marks, trade names and other trade rights in which X-Cardia has any interest whatsoever and all other trade secrets, designs, plans, specifications, technical information and other X-Cardia proprietary rights, whether or not registered, created or used by or on behalf of X-Cardia (collectively "X-Cardia Proprietary Rights"). Such listing (the "X-Cardia Proprietary Rights List") also sets forth: (i) for each patent and registered design, the number, normal expiration date and subject matter for each country in which such patent or registered design has been issued, (ii) for each patent application and registered design application, the application number, date of filing and subject matter for each country, (iii) for each trademark, the trademark application serial number or the trademark registration number, the trademark class of goods covered and the trademark expiration date for each country in which a trademark has been registered, (iv) for each service mark, the service mark serial number or the service mark registration number, the service mark class of goods covered and the service mark expiration date for each country in which a service mark has been registered and (v) for each copyright, the copyright number and date of filing for each country in which a copyright has been filed.

                   (b)      (i)  No person has a right to receive
a royalty or similar payment in respect of any X-Cardia Proprietary Rights whether or not pursuant to any contractual arrangements entered into by X-Cardia. X-Cardia has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party relating in whole or in part to any of the X-Cardia Proprietary Rights.

                            (ii)  X-Cardia owns and has the sole
right to use each of the X-Cardia Proprietary Rights. Except for applications pending, all of the patents, registered designs and trademarks listed in the X-Cardia Proprietary Rights List have been duly issued and all of the other X-Cardia Proprietary Rights exist, are registered and are subsisting. All of the pending patent applications have been duly filed. None of the X-Cardia Proprietary Rights is involved in any pending or threatened litigation. X-Cardia has not received any notice of invalidity or infringement of any rights of others with respect to such trademarks. To the best of X-Cardia's knowledge, no other person (x) has the right to use any such trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with the trademarks or to cause a mistake or to deceive, (y) has notified X-Cardia that it is claiming any ownership of or right to use such X-Cardia Proprietary Rights, or (z) is infringing upon any such X-Cardia Proprietary Rights in any way. To the best of X-Cardia's knowledge, X-Cardia's use of the X-Cardia Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such X-Cardia Proprietary Rights, and no proceedings have been instituted against or notices received by X-Cardia that are presently outstanding alleging that X-Cardia's use of the X-Cardia

Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such X-Cardia Proprietary Rights. To the best of X-Cardia's knowledge, (a) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not adversely affect the validity and enforceability of the X-Cardia Proprietary Rights and (b) there are not, and it is reasonably expected that after the Effective Time there will not be, any restrictions on Urohealth Sub's right to sell products manufactured by or for Urohealth Sub which relate to the X-Cardia Proprietary Rights.

                5.16    Indebtedness to and from Related
Parties. X-Cardia is not indebted to any of its shareholders, directors, officers, employees or agents except for amounts due as normal salaries, wages and in reimbursement of ordinary expenses on a current basis. No shareholder, director, officer, employee or agent of X-Cardia is indebted to X-Cardia except for advances of business expenses on a current basis. Any contract between X-Cardia and any of its shareholders, any party related to such shareholders, or any affiliate or related party of such shareholders or X-Cardia, including without limitation any leases of real property between or among any such parties, is based on the fair market value of the consideration involved in such contract, when compared to similar contracts between unrelated third parties.

                5.17 Insurance. Schedule 5.17 contains an accurate and complete listing (showing type of insurance, amount, insurance company, annual premium, and special exclusions and deductibles) of all policies of fire, liability, workers' compensation and other forms of insurance owned or held by X-Cardia. All such policies (i) are in full force and effect, (ii) are sufficient for compliance with all requirements of law and of all agreements to which X-Cardia is a party, (iii) will remain in full force and effect through the respective dates set forth in Schedule 5.17, and (iv) will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

                5.18    Overtime, Past Wages, Vacation and Minimum
Wages. No present or former employee of X-Cardia has any claims against X-Cardia (whether under federal or state law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (c) vacation, time off (except for sick time) or pay in lieu of vacation or time off (except for sick time), other than that earned in respect of the current fiscal year or accrued in the ordinary course in accordance with generally accepted accounting principles, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

                5.19    Books of Account and Reports.
X-Cardia's books of account reflect all of its items of income and expense, and substantially all of its assets, liabilities and accruals, and are prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with generally accepted accounting principles applied on a consistent basis. X-Cardia has filed all reports required by any law or regulation to be filed by it and it has duly paid or accrued on its books of account all applicable duties and charges due (or assessed against it) pursuant to such reports. X-Cardia's minute books accurately reflect all significant actions taken by the shareholders and Board of Directors of X-Cardia. The stock certificate books of X-Cardia accurately reflect all transactions in its capital stock of all classes.

                5.20    Bank Account.  Schedule 5.20 sets forth
(i) an accurate list of each bank, trust company, savings institution or other financial institution with which X-Cardia has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and (ii) the name of each person holding a power of attorney or agency authority from X-Cardia and a summary of the terms thereof.

                5.21    Hazardous Wastes.  X-Cardia has not
used, generated, manufactured, produced, installed, released, discharged, stored, treated or disposed of any "Hazardous Materials," as defined below, on, under, in or about the site of any property occupied, leased, owned or otherwise used by X-Cardia or transported any Hazardous Materials to or from any such property in violation of any Environmental Law. The term "Hazardous Materials" means any pesticides, fungicides, solvents, herbicides, flammable explosives, asbestos, radioactive materials, toxic substances or related injurious material, whether injurious by themselves or in combination with other materials, and any waste material which is regulated by any governmental entity, including but not limited to, any material or substance which is defined, designated or listed as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," or "toxic substance" under any provision of any Environmental Law. The term "Environmental Law" means any state or federal law governing, or intended to protect, the environment or governing the use, generation, manufacture, production, installation, release, discharge, storage, treatment or disposition of any Hazardous Materials, including but not limited to (i) Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. or Section 307 of the Clean Water Act, (ii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., (iv) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., or (v) the regulations adopted and publications promulgated pursuant to such laws.

                5.22    Distributions.  Since December 31,
1996, X-Cardia has not made distribution of cash or property to any of its shareholders, including the payment of any dividend, loan, bonus, advance, compensation, or any other transfer of anything of value, other than salary and other payments consistent with pre-existing employment and fringe benefit arrangements, reimbursement of ordinary business expenses incurred and loans or advances which have been repaid by such shareholder on or prior to the date hereof.

                5.23    Accuracy of information Furnished.
No representation or warranty of X-Cardia contained in this Agreement or any other document, certificate or written statement furnished or to be furnished to Urohealth by X-Cardia for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS
                             ---------------------

                6.1     Expenses.  Whether or not the Merger
is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

                6.2     Registration Rights.  UROHealth shall
file with the Securities and Exchange Commission (the "Commission") no later than the earlier of (i) 30 days after the Effective Time and, (ii) March 15, 1997 a Registration Statement on Form S-3 covering the sale of the Urohealth Shares delivered to the X-Cardia Shareholders hereunder. Urohealth represents and warrants to X-Cardia that it currently satisfies the requirements of the Securities and Exchange Commission with respect to the use of Form S-3 to register Urohealth Shares. Urohealth shall use its best efforts to have such registration declared effective and to keep such registration statement effective until such time as the Urohealth Shares can be sold by the X-Cardia Shareholders pursuant to the terms of Rule 144 under the Securities Act. Notwithstanding the foregoing, each of the X-Cardia Shareholders agrees to not distribute or sell Urohealth Shares pursuant to such registration statement during the 30 days prior to, and for up to 90 days after, any public equity offering by Urohealth (so long as the officers and directors of Urohealth are similarly restricted) and in no event shall any X-Cardia Shareholder sell any Urohealth Shares prior to March 15, 1997. The registration rights are more fully described in the Representation Letter attached hereto as Exhibit C.

                6.3 Prosecution of Patents. Urohealth acknowledges that a significant portion of the Merger Consideration hereunder is contingent upon the successful issuance of patents (the "Patents") with respect to certain X-Cardia technology and, therefore Urohealth agrees to pursue the prosecution of the Patents in good faith, and to consult regularly with the Representative on any material decisions regarding the Patents, including decisions regarding amendments to the claims thereof. Urohealth currently intends to continue to use the patent counsel currently being used by X-Cardia in connection with the continued prosecution of the Patents after the Effective Time and agrees not to change patent counsel without the consent of the Representative which consent may not be unreasonably withheld.

                                  ARTICLE VII
                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------

                7.1 Conduct of Business. X-Cardia agrees on its own behalf and on behalf of its subsidiaries that, during the period from the date of this Agreement and continuing until the Effective Time:

                   (a)      the respective businesses of X-Cardia
and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                   (b)      X-Cardia and its subsidiaries shall
not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or Articles of Incorporation, as applicable, or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

                   (c)      X-Cardia and its subsidiaries shall
not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any voting debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                   (d)      X-Cardia shall use its best efforts to
preserve intact the business organization of X-Cardia and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; and

                   (e)       X-Cardia and its subsidiaries shall
use all reasonable efforts to prevent any representation or warranty of X-Cardia herein from becoming untrue or incorrect in any material respect.

                7.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, X-Cardia agrees as to itself and its subsidiaries that it will not, without the prior written consent of Urohealth (except as required by applicable law or pursuant to existing contractual arrangements) (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between X-Cardia and one or more of its officers, directors or employees, in each case so as to increase the benefits thereunder (collectively, "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation
Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of X-Cardia of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual upon the occurrence of any of the transactions contemplated by this Agreement.

                7.3 Legal Conditions to Merger. Each of X-Cardia and Urohealth shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of shareholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement. Each party will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER
                    ----------------------------------------

                8.1     Conditions to Both X-Cardia's and
Urohealth's Obligation to Effect the Merger. The respective obligations of X-Cardia and Urohealth to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by mutual agreement:

                   (a)      No preliminary or permanent injunction
or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Merger Agreement with the Secretary of State for the State of California, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the Urohealth Shares in exchange for the X-Cardia Shares and to consummate the Merger shall have been received.

                   (b)      There shall not be any action taken, or
any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation, Urohealth or their subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon either X-Cardia or Urohealth or their subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                   (c)      Holders of fewer than 5% of the
X-Cardia Shares shall have indicated their intention to dissent from the Merger under the CGCL.

                8.2     Conditions to Obligations of Urohealth and
Urohealth Sub. The obligation each of Urohealth and Urohealth Sub to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by Urohealth.

                   (a)      The representations and warranties of
X-Cardia contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time. X-Cardia shall have delivered to Urohealth and Urohealth Sub a certificate of its President as to the satisfaction of this condition.

                   (b)      Urohealth shall have received the
opinion of Cooley Godward LLP, counsel to X-Cardia dated the Closing Date and covering the matters set forth in Exhibit D.

                   (c)      X-Cardia shall have obtained the
consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

                   (d)      Each of the X-Cardia Shareholders
shall have delivered to Urohealth a Representation Letter.

                   (e)      The Second Closing under that certain
Convertible Note and Common Stock Purchase Agreement, dated September 30,1996, among X-Cardia and the Purchasers designated therein shall have occurred, the outstanding Convertible Notes of X-Cardia shall have been converted into Common Stock of X-Cardia and the Purchasers shall have agreed to termination of the Investor Rights and Co-Sale Agreement concurrently with the consummation of the Merger.

                   (f)      X-Cardia shall have exercised its Call
Option under that certain Option Agreement, dated January 2, 1997, and acquired the remaining outstanding Cybro shares not currently owned by X-Cardia on or prior to the Closing Date and each Cybro shareholder shall have agreed to accept the Merger Consideration rather than X-Cardia Shares for shares issuable under the Option Agreement upon achievement of certain objectives set forth therein.

                   (g)      Consent of Chief Scientist of Israel in
the form attached hereto as Exhibit 8.2(g) or confirmation to the reasonable satisfaction of Urohealth the such consent is not required.

                  (h)       Agreements from Gerald J. Sanders and
Ascher Shmulewitz not to sell more than 20% of the Urohealth Shares received by them hereunder for a period of 120-days after the Effective Time.

                8.3     Conditions to-Obligations of X-Cardia.
The obligation of X-Cardia to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by X-Cardia:

                   (a)      The representations and warranties of
Urohealth and Urohealth Sub contained in this Agreement shall be true and correct at and as of the Effective time as if made at and as of such time. Urohealth and Urohealth Sub shall have delivered to X-Cardia a certificate of its President or any Vice President as to the satisfaction of this condition.

                   (b) Urohealth shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

                   (c) X-Cardia shall have received the opinion of the general counsel of Urohealth, dated the Closing Date, and covering substantially the same matters set forth in Exhibit D hereto.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

                9.1     Termination.  This Agreement may be
terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Urohealth Sub and X-Cardia:

                   (a)      By mutual written consent of Urohealth
and X-Cardia.

                   (b) By Urohealth or X-Cardia if the Merger shall not have been consummated on or before March 31, 1997.

                   (c)      By X-Cardia or Urohealth, if any court
of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable.

                9.2     Effect of Termination.  In the event of
termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect. Nothing contained in this Section 8.2 shall relieve any party from liability for willful breach of this Agreement that in this Section 8.2 shall relieve any Party results in termination of this Agreement.

                9.3     Amendment.  This Agreement may be
amended by action taken at any time before or after approval hereof by the shareholders of the parties, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                9.4     Waiver.  At any time prior to the Effective
Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X
                          SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION
                        -------------------------------

                l0.1    Survival of Representations, Warranties and
Agreements.

                   (a)      The representations, warranties or
agreements contained herein shall survive beyond the Effective Time for a period of two years after the Effective Time (the "Termination Date").

                   (b) The Surviving Corporation, Urohealth, Urohealth Sub and each of their officers, directors, employees, agents, representatives and affiliates (collectively, the "Indemnitees") and individually each an "Indemnitee") will be entitled to be indemnified and held harmless against and in respect of any claims, damages, losses, costs, expenses, liabilities (absolute, accrued, contingent or otherwise), and reasonable legal fees and expenses (collectively, "Losses") incurred or suffered by any Indemnitee, directly or indirectly caused by or arising out of or related to any untruth, inaccuracy, error in, or breach of, any representation or warranty of X-Cardia contained in this Agreement, when made or deemed to be made

                   (c)      Each of the X-Cardia Shareholders,
acting through the Representative, (as defined below), will be entitled to be indemnified and held harmless against and in respect of any Losses incurred or suffered by the X-Cardia Shareholders, directly or indirectly caused by or arising out of or related to any untruth, inaccuracy, error in, or breach of any representation or warranty of Urohealth contained in this Agreement, when made or deemed to be made.

                   (d)      In no event shall the
indemnification obligations Pursuant to Section 10.1 (b) above exceed in the aggregate the consideration received by the X-Cardia Shareholders pursuant to
Article III hereof, provided, further, that all claims for indemnification pursuant to Section 10.1(b) (except claims for fraud) shall be made exclusively against amounts of Merger Consideration not yet received by the X-Cardia Shareholders. Such obligations shall be several, and not joint, in proportion with each X-Cardia Shareholder's ownership of X-Cardia Shares at the Effective Time. In satisfaction of the indemnification obligations of any X-Cardia Shareholder pursuant to Section 10.1(b), Urohealth shall offset amounts otherwise due such X-Cardia Shareholder as Earn-Out Consideration or Milestone Payments against such indemnification obligations. Any amounts of Earn-Out Consideration or

Milestone Payments against which Urohealth has asserted offset rights to satisfy indemnification obligations arising under Section 10.1(b) and to which the Representative shall reasonably object, shall be placed into an escrow account by Urohealth pending resolution of the disputed indemnification claim.

                   (e)      If any claim for indemnification
hereunder shall be made by an Indemnitee, such Indemnitee shall notify Gerald
J. Sanders, as representative of the X-Cardia Shareholders (the "Representative"), of the existence of such claim and the basis therefor; provided, that any failure to so notify the Representative shall not relieve the obligations of the X-Cardia Shareholders to indemnify an Indemnitee hereunder unless such X-Cardia Shareholder has been materially prejudiced by the lack of notice. The X-Cardia Shareholders, acting through the Representative, shall be entitled to assume the defense of any action against an Indemnitee on which an indemnification claim is based with counsel reasonably satisfactory to Indemnitee. If any claim for indemnification hereunder shall be made by an X-Cardia Shareholder, such shareholder shall notify Urohealth, through the Representative, of the existence of such claim and the basis therefore; provided, that any failure to so notify Urohealth shall not relieve the obligations of Urohealth to indemnify an X-Cardia Shareholder hereunder unless Urohealth has been materially prejudiced by the lack of notice. Urohealth shall be entitled to assume the defense of any action against an X-Cardia Shareholder on which an indemnification claim is based with counsel reasonably satisfactory to the Representative.

                                   ARTICLE XI
                               GENERAL PROVISIONS
                               ------------------

                   11.1     Brokers.  X-Cardia represents and
warrants to Urohealth and Urohealth Sub that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of X-Cardia. Urohealth represents and warrants to X-Cardia that, except for Piper Jaffray, Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Urohealth or Urohealth Sub.

                   11.2     Notices.  All notices, claims, demands
and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaidsreturn receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (a)      If to X-Cardia, to:

                            X-Cardia Corporation
                            401 China Basin Boulevard Suite 128
                            San Francisco, California 94107
                            Attention:  Gerald J. Sanders, Esq.
                            Facsimile:  (415) 543-1930

                            with a copy to:

                            Cooley Godward LLP
                            Five Palo Alto Square
                            3000 El Camino Real
                            Palo Alto, California 94306
                            Attention:  Andrei M. Manoliu, Esq,
                            Facsimile:  (415) 857-0663

                            If to Urohealth or Urohealth Sub, to:

                            Urohealth Systems, Inc.
                            5 Civic Plaza, Suite 100
                            Newport Beach, California 92660
                            Attention:  Kevin M. Higgins, Esq.
                            Facsimile:  (714) 668-5824

                11.3    Descriptive Headings. . The headings
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                11.4    Entire Agreement; Assignment.  This
Agreement (including the Schedules, Exhibits, and other documents and instruments referred to herein) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, and shall not be assigned by operation of law or otherwise.

                11.5    Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of California without giving effect to the provisions thereof relating to conflicts of law. In any action to enforce the terms or provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonably attorneys' fees and expenses in connection with any such action.

                11.6    Counterparts.  This Agreement may be
executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                11.7    Validity.  The invalidity or
unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                11.8 Investigation. The respective representations and warranties of Urohealth or X-Cardia contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by the other.

                11.9 Binding. This Agreement shall be binding on the successors and assigns of the parties.

                IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                  UROHEALTH SYSTEMS, INC.


                                  By:   /s/ CHARLES A. LAVERTY
                                        -------------------------------------
                                        Name:  Charles A. Laverty
                                        Title: Chief Executive Officer

                                  UROHEALTH, INC. (CALIFORNIA),



                                  By:   /s/ CHARLES A. LAVERTY
                                        -------------------------------------
                                        Name:  Charles A. Laverty
                                        Title: President


                                  X-CARDIA CORPORATION



                                  By:   /s/ GERALD J. SANDERS
                                        -------------------------------------
                                        Name:  Gerald J. Sanders
                                        Title: President and Chief Executive
                                               Officer

                                   Exhibit A

                            Form of Merger Agreement
                            ------------------------

                                MERGER AGREEMENT

             THIS MERGER AGREEMENT is executed as of _____________, 1997 by and among X-Cardia Corporation, a California corporation (the "Merging Corporation"), Urohealth Inc. (California), a California corporation (the "Surviving Corporation") which corporations are hereinafter sometimes referred to jointly as the "Constituent Corporations," and Urohealth Systems, Inc., a Delaware corporation ("Parent").

                                    RECITALS

                 A. The Merging Corporation is a corporation duly organized and existing under the laws of the State of California. The Surviving Corporation is a corporation duly organized and existing under the laws of the State of California and the Parent is a corporation duly organized and existing under the laws of the State of

                 B. The Merging Corporation has authorized capital stock consisting of__________ shares of Common Stock, no par value, of which _______________ shares are now duly issued and outstanding.

                 C. The Surviving Corporation has authorized capital stock consisting of the following two classes: 660,000 shares of preferred stock, without par value, and 10,000,000 shares of common stock, without par value.

                 D.     The Merging Corporation and the
Surviving Corporation desire to effect a statutory merger of the Merging Corporation into the Surviving Corporation in the manner herein set forth, and the Board of Directors of the Constituent Corporations have duly adopted resolutions approving this Merger Agreement (this "Agreement").

                 E.      The Merging Corporation, the -Surviving
Corporation and. Parent have entered into that certain Agreement and Plan of Merger dated as of February__,1997 pursuant to which the parties agreed, subject to the satisfaction of the conditions specified therein to the merger of the Merging Corporation with and into the Surviving Corporation and the conversion in the merger of each issued and outstanding share of Common Stock of the Merging Corporation into shares of Parent Common Stock and the right to receive certain cash payments.

                In consideration of the foregoing premises, and the mutual covenants and agreements herein contained, it is hereby agreed as follows-.

                                   ARTICLE I

                             PARTIES TO THE MERGER

                Section 1         The Merging Corporation.  The
name of the corporation proposing to merge into the Surviving Corporation is X-Cardia Corporation.

                Section 2         The Surviving Corporation.  The
name of the corporation into which the Merging Corporation proposes to merge is Urohealth, Inc. (California) and Urohealth, Inc. (California) will be the corporation surviving the merger.

                Section 3         Parent.  The Surviving
Corporation is a wholly-owned subsidiary of Parent, and cash and shares of Parent Common Stock will be issued in the merger to the holders of Common Stock of the Merging Corporation.


                                   ARTICLE 11

                       TERMS AND CONDITIONS OF THE MERGER

                SECTION I        GENERAL.  Upon the Effective
Date of the Merger (as defined below), (a) the Merging Corporation shall merge into the Surviving Corporation, which shall survive the merger and continue to be a California corporation; (b) the shares of common stock of the Surviving Corporation outstanding upon the Effective Date of the Merger shall be and remain outstanding shares of common stock of the Surviving Corporation in accordance with their terms; (c) the separate existence of the Merging Corporation shall cease, as provided by the General Corporation Law of the State of California (the "CGCL"); and (d) the name of the Surviving Corporation shall remain "Urohealth, Inc. (California)."

                SECTION 2        EFFECTIVE DATE.  The "Effective
Date" with respect to the Merger contemplated by this Agreement shall be the date on which this Agreement is filed with the California Secretary of State.


                                  ARTICLE III

                          CONVERSION OF CAPITAL STOCK

                At the Effective Date, by virtue of the Merger and without any action on the part of any holder of shares of Common Stock of the Merging Corporation:

                   (a)      Each share of common stock of the
Merging Corporation ("Merging Corporation Share") issued and outstanding immediately prior to the Effective Date shall be converted at the Effective Date into the right to receive (i)____shares of Parent Common Stock ("Parent Shares") at the Effective Date (the "Stock Consideration") and (ii) the right to receive the Earn-Out Consideration and the Milestone Payments per share of common stock of the Merging Corporation (the "Cash Merger Consideration" together with the Stock Consideration, the "Merger Consideration"). For purposes of this Agreement, Earn-Out shall mean (to come] and Milestone Payments shall mean [to come].

                   (b)      At the Effective Date, all Merging
Corporation Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any Merging Corporation Shares shall thereafter represent the right to receive the Merger Consideration. Certificates representing Merging Corporation Shares shall be exchanged for certificates representing whole Parent Shares issued in consideration therefor and the Cash Merger Consideration upon the surrender of such certificate in accordance with the provisions hereof.

                   (c)      Each Merging Corporation Share held in
the treasury of Merging Corporation or by any subsidiary of Merging Corporation shall be canceled and retired and cease to exist, and no Parent Shares shall be issued in exchange therefor. All Parent Shares owned by Merging Corporation or any subsidiary shall become treasury stock of Parent.

                                   ARTICLE IV
                      ARTICLES OF INCORPORATION AND BYLAWS

                The Articles of Incorporation of the Surviving
Corporation on the Effective Date shall remain the Articles of Incorporation of the Surviving Corporation after the Merger, and the Bylaws of the Surviving Corporation in effect on the Effective Date shall remain the Bylaws of the Surviving Corporation after the Merger,

                                   ARTICLE V
                             DIRECTORS AND OFFICERS

                The directors and officers of the Surviving Corporation in office on the Effective Date shall remain the directors and officers of the Surviving Corporation after the Merger, each to hold office until a successor shall have been elected and qualified or, if earlier, until such director or of-officer shall have resigned or been removed from office.

                                   ARTICLE VI

                      CORPORATE APPROVALS AND TERMINATION

                SECTION 1         CORPORATE APPROVALS.  Pursuant to
Section Section 1201 of the CGCL, this Agreement and related matters have been approved in accordance with such provisions.

                SECTION 2 TERMINATION. At any time prior to the Effective Date, this Agreement may be terminated and abandoned by the Merging Corporation by appropriate resolution of its Board of Directors. In the event of such termination and abandonment, this Agreement shall become void and neither the Merging Corporation nor the Surviving Corporation or their respective shareholders, directors or officers may be held liable in respect of such termination or abandonment.

                                  ARTICLE VII

                                 MISCELLANEOUS

                Section 1         Further Assurances.  If at any
time the Surviving Corporation shall consider or be advised that any further assignment, assurance or other action is necessary or desirable to vest in the Surviving Corporation the title to any property or right of the Merging Corporation or otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Merging Corporation shall execute and make all such proper assignments or assurances and take such other actions. The proper officers and directors of the Surviving Corporation are hereby authorized in the name of the Merging Corporation, or otherwise, to take any and all such action on behalf of the Merging Corporation.

                IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                                       X-CARDIA CORPORATION,
                                       a California corporation


                                       By
                                           ----------------------------------
                                           Name:  Gerald J. Sanders
                                           Title:  President


By:
    -------------------------
    Secretary


                                       UROHEALTH, INC. (CALIFORNIA)
                                       a California corporation



                                       By:
                                            ---------------------------------
                                            Name:
                                            Title:



By:
     ------------------------
     Kevin M. Higgins
     Secretary

                                   Exhibit B

                               Milestone Payments


                   Description of Milestone                                    Amount of Payment
                   ------------------------                                    -----------------

  Notice of Allowance by the United States Patent and Trademark Office of one    $l8,000,000 (1)
  or more of the independent claims included in the basic X-Cardia patent Nos. 08/634, 758, 08/726, 822 and F&N Docket No. XCC - 001
  CIP 2, or amended claims substantially equivalent in scope and breadth to those claims covering the measurement of cardiac output on an endotrachael tube utilizing biompedance technology (Patent Application
  No. _________________)

  Presentation of data from 18 human subjects using any X-Cardia product         $ 3,000,000 (2)
  demonstrating correlation between that product and a Swan-Gans catheter or between that product and any substantially equivalent accepted cardiac output measurement method and the clinical condition of the patient.


-------------------
(1) Payable $16.5 million in cash and $1.5 million by delivery of Urohealth Shares.

(2) Payable by delivery of Urohealth Shares.

                                   Exhibit C


                             REPRESENTATION LETTER
                             ---------------------

                              _____________, 1997



Urohealth Systems, Inc.
Civic Plaza, Suite 100
Newport Beach, California 92660


Ladies and Gentlemen:

          Reference is made to the Agreement and Plan of Merger dated as of 1997 (the "Merger Agreement") by and among Urohealth Systems, Inc., a Delaware corporation ("Urohealth"), Urohealth, Inc. (California), a California corporation and wholly owned subsidiary of Urohealth ("Urohealth Sub"), and X-Cardia Corporation, a California corporation ("X-Cardia"). Pursuant to the Merger Agreement, X-Cardia will merge with and into Urohealth Sub (the it Merger").

          I have been informed that a condition to the consummation of the Merger is that each X-Cardia Shareholder deliver to Urohealth a letter agreement in the form of this letter and each of the X-Cardia Shareholders is delivering this letter in reliance upon Urohealth's agreement to the registration rights conferred upon the X-Cardia Shareholders herein.

         I represent and warrant to, and agree with, Urohealth and Urohealth Sub as follows:

               1. I am acquiring the shares of Urohealth Common Stock solely for my own account, for investment and not with a view to or for sale in connection with any distribution of such Urohealth Common Stock or any portion thereof and not with any present intention of selling, offering to sell, or otherwise disposing of or distributing the Urohealth Common Stock or any portion thereof, other than pursuant to and in accordance with paragraph 7 below. I represent that the entire legal and beneficial interest of the Urohealth Common Stock I am acquiring is being acquired for, and will be held for, my account only and neither in whole nor in part for any other person.

               2. I have heretofore discussed or had the opportunity to discuss Urohealth's plans, operations and financial condition with one or more officers of Urohealth. I have had access to and have carefully reviewed all information that I deem necessary and appropriate to enable me to evaluate the financial risk involved in making an investment in the Urohealth Common Stock.

               3. Urohealth has disclosed to me in writing, and I agree to be bound by, the following restrictions:

                      (a) The sale of the shares of Urohealth Common Stock has not been registered under the Act, or qualified under the California Corporate Securities Law of 1968 (the "Law") and such shares of Urohealth Common Stock must be held indefinitely unless a sale or transfer of the Urohealth Common Stock is subsequently registered under the Act and qualified under the Law or exemptions there-from are available;

                      (b) Any certificates representing the shares of Urohealth Common Stock will bear the following legend restricting transfer:

                              "The securities represented hereby have not been
                         registered under the Securities Act of 1933, as amended (the "Act"), nor have they been registered or qualified under the securities laws of any state. No transfer of such securities will be permitted unless a registration statement under the Act is in effect as to such transfer, the transfer is made in accordance with Rule 1.44 under the Act, or in the opinion of counsel (which may be counsel for the Company) registration under the Act is unnecessary in order for such transfer to comply with the Act and with applicable state securities laws."; and

                      (c) Urohealth will make a notation in its stock records of the aforementioned restrictions on transfer.

                4. Subject to the provisions of paragraph 7 below, I understand that the shares of Urohealth Common Stock are restricted securities within the meaning of Rule 144 promulgated under the Act; that exemption from registration under Rule 144 will not be available in any event for at least two
(2) years from the date of issuance of the shares of Urohealth Common Stock to me, and even then will not be available unless (a) a public trading market then exists for the securities of Urohealth, (b) adequate information concerning Urohealth is then available to the public, and (c) the other terms and conditions of Rule 144 are complied with; and that any sale of the Urohealth Common Stock may be made by me only in accordance with such terms and conditions or pursuant to an effective registration statement under the Securities Act of 1933.

               5. I hereby represent that I have, and as of the effective time of the Merger, will have, no present plan or intention (a "Plan") to Sell (as hereafter defined) a number of shares of Common Stock of Urohealth Systems, Inc. received by me pursuant to the Merger Agreement ("Urohealth Shares") that would reduce my ownership of Urohealth Shares below the Fifty Percent Ownership Requirement (as defined below). I hereby further represent that (a) I am not aware of, or participating in, any Plan on the part of X-Cardia Shareholders to Sell Urohealth Shares that would reduce the aggregate ownership of Urohealth Shares by former owners of shares of X-Cardia Common Stock below the Fifty Percent Ownership Requirement; (b) I did not acquire my ownership interest in X-Cardia in anticipation of the Merger; and (c) there has been no transfer or Sale of shares of X-Cardia Common Stock by me and there will be no transfer or Sale prior to the closing date of the Merger.

                              a.   For purposes of these representations
the term Urohealth Shares includes any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor.

                              b.   For purposes of these representations,
the term Sell means to sell, transfer, exchange, pledge (other than in a preexisting bona fide margin account) or otherwise dispose of, including a distribution by a partnership to its partners, or a corporation to its shareholders, or any other transaction which results in a reduction in the risk of ownership (including, without limitation, short sales, put and call options, and equity swaps) of any of the Urohealth Shares, and any such action shall be referred to as a Sale of the affected shares.

                              c.     For purposes of these
representations, the Fifty Percent Ownership Requirement refers to ownership of a number of Urohealth Shares having a value, as of the Effective Time of the Merger, of at least 50 percent of the value, as of the Effective Time of the Merger, of the shares of X-Cardia Common Stock exchanged for Urohealth Shares in the Merger. For purposes of determining whether the Fifty Percent Ownership Requirement has been satisfied, a former shareholder of X-Cardia shall not be considered to have ownership of any Urohealth Shares with respect to which a Sale has taken place. For purposes of the Fifty Percent Ownership Requirement:
Earn-Out Consideration received pursuant to Section 3.2 of the Merger Agreement and Milestone Payments paid in cash pursuant to Section 3.3 of the Merger Agreement shall be added to the value, as of the Effective Time of the Merger, of the shares of X-Cardia Common Stock exchanged for Urohealth Shares in the Merger.

                              d.     I understand that a breach by
me of the foregoing representations could cause adverse tax consequences to X-Cardia and/or to Urohealth and its subsidiaries and I agree to indemnify and hold harmless on an after-tax basis Urohealth and its subsidiaries from and against any liabilities, losses, costs and expenses, including additional taxes, interest, penalties and additions to tax, relating solely to such a breach, whether such are imposed on X-Cardia, imposed on Urohealth and its subsidiaries, or are liabilities imposed on X-Cardia to which Urohealth and/or its subsidiaries succeed in the Merger; provided, that in no event shall my liability pursuant to this subparagraph (d) exceed the amount of the proceeds received by me in the Merger in my capacity as a X-Cardia Shareholder, and my obligations hereunder are several, and not joint, with the obligations of other X-Cardia Shareholders.

                6. I understand that, except as provided in paragraph 7 below, Urohealth is under no obligation to register the sale, transfer or other disposition of the shares of Urohealth Common Stock that I will receive in connection with the Merger or owned by me or on my behalf or to take any other action necessary in order to obtain compliance with an exemption from registration that may be available.

                7. I understand that, in connection with the Merger and pursuant to the terms of this Representation Letter (this "Representation Letter"), I have been granted certain rights by Urohealth with respect to the registration of the shares of Urohealth Common Stock which I will receive in connection with the Merger, which rights are as follows;

                       (a) Registration-on form S-3. Urohealth shall file with the Commission, no later than 30 days after the Effective Time of the Merger, a registration statement on Form S-3 covering the sale from time to time of all shares of Urohealth Common Stock received by me pursuant to the Agreement (the "Registrable Securities"), and shall use its best efforts to cause such registration statement to become effective as soon as possible thereafter. Notwithstanding the foregoing, I agree not to distribute or sell Urohealth Shares pursuant to such registration statement during the 30 days prior to, and for up to 90 days after, any public equity offering by Urohealth and to not dispose of any of the Urohealth Shares prior to March 15, 1997.

                       (b) Registration Procedures. In the case of a registration effected by Urohealth pursuant to this Paragraph 7, Urohealth will keep me advised in writing as to the initiation of such registration and as to the completion thereof, at its expense, Urohealth will use its best efforts to:

                       (i) Keep such registration effective for the shorter of (A) the period ending on the date two (2) years from the Closing Date, (B) until such time as the Registrable Securities which I still own may be sold pursuant to Rule 144, and (C) until I have completed the distribution of all of the Registrable Securities, whichever first occurs. While such registration statement is effective, Urohealth shall also use its best efforts to register or qualify the securities covered thereby in such states as I shall reasonably designate. After the registration ceases to be effective, Urohealth will use its best efforts to cause Rule 144 to be available for the sale of my remaining Urohealth Common Stock;

                       (ii)   Prepare and file with the Commission
such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

                       (iii)  Furnish such number of prospectuses and
other documents incident thereto, including any amendment of or supplement to the Prospectus, as I from time to time may reasonably request;

                       (iv)   Cause all such Registrable Securities
registered hereunder to be listed on each securities exchange on which similar securities issued by Urohealth are then listed;

                       (v)    Provide a transfer agent and registrar
for all Registrable Securities registered pursuant to such registration statement and CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

                       (vi)   Promptly notify me at any time when a
prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of material fact or omits any fact necessary to make the statements therein not misleading, and, at my request, Urohealth will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to State any fact necessary to make the statements therein not misleading;

                       (vii)  Make available for inspection by any
underwriter participating in any disposition of RegistrableSecurities pursuant to such registration Statement and any attorney or accountant representing any such underwriter or any holder of Registrable Securities, all financial and other records, pertinent corporate documents and properties of Urohealth, and cause Urohealth's officers, directors, employees and independent accountants to supply all information reasonably requested by any such underwriter, attorney or accountant in connection with such registration statement; provided that Urohealth may, as a prerequisite for such inspection or the supplying of such information, take such action and require such written assurances as it may reasonably deemed necessary in attempting to ensure compliance with laws and regulations it reasonably deems applicable.

                       (viii) Permit me, in my sole and exclusive judgment to participate in the preparation of such registration statements and to propose the insertion therein of information furnished to Urohealth in writing, which in the reasonable judgment of me and my counsel, and Urohealth and its counsel, should be included;

                       (ix)   In the event of the issuance of any
stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement from sale in any jurisdiction, use its best efforts promptly to obtain the withdrawal of such order; and





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

                       (x)      At my request, furnish on the
effective date of such registration statement, an opinion, dated such date, of the counsel representing Urohealth for the purpose of such registration, addressed to me, in which opinion such counsel shall state that: (i) such registration became effective under the Securities Act, and (ii) to such counsel's knowledge, no stop order suspending the effectiveness thereof has been issued, no proceedings for that purpose have been instituted or are pending or contemplated under the Act.

                       (c) Registration Expenses. Urohealth shall bear all reasonable costs and expenses incurred with any registration pursuant to paragraph (a) or (b) above, except that I will pay for the fees and expenses of my counsel and my pro rata portion of the discounts, commissions or other compensation to underwriters which I elect to use and any applicable transfer taxes.


                8.      Indemnification.

                       (a) Urohealth agrees to indemnify, and hold harmless, me, my employees and agents and any person who may control me (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, any amendment thereof or supplement thereto, or any documents incorporated by reference therein, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading except insofar as the same are (x) caused by or contained in any information furnished in writing to Urohealth by me expressly for use therein, or (y) caused by my failure to deliver a copy of the most current registration statement or prospectus or any amendments or supplements thereto. In connection with an underwritten offering, Urohealth will indemnify such underwriters, their officers, directors, employees and agents, and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to my indemnification.

                       (b) In connection with any registration statement pursuant to which I am selling Registrable Securities, I will furnish to Urohealth in writing such information as Urohealth reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify Urohealth, its directors, officers, employees and agents, and each person who controls Urohealth (within the meaning of the Securities Act), against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in such registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with any information so furnished in writing expressly for use therein by me.

                       (c) Any person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, pen-nit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

                       (d) The indemnification provided for under this Representation Letter will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee or agent or controlling person of such indemnified party and will survive the transfer of the Registrable Securities,

                       (e) If the indemnification provided for under this Representation Letter is unavailable to an indemnified party under paragraph 8 hereof (other than by reason of exceptions provided in such paragraph), then each applicable indemnifying party in lieu of indemnifying such indemnified party shall contribute to the amount paid or payable by such indemnified party, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions, statements or omissions, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action, suit, claim, investigation or proceeding.

                The parties hereto agree that it would not be just and equitable if contribution pursuant to this subparagraph were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this subparagraph, I shall not be required to contribute any amount in excess of the consideration received for the shares of Urohealth Common Stock sold by me. No person guilty of fraudulent misrepresentation (within the meaning of Section I I (f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                9. [to apply to Gerald J. Sanders, Ascher Shmulewitz and Marguerite N4cHenry only] The parties acknowledge that X-Cardia is currently involved in the development of the technology and products for the measurement of cardiac output with current intentions to manufacture and market such product and products based thereon (collectively, the "Business"). I understand that a material inducement for Urohealth entering into the Merger Agreement was its receiving from certain of the X-Cardia Shareholders a covenant not to compete with the Business. I agree for a period of three years (or five years, if Urohealth enters into a five year consulting agreement with me prior to the Closing Date) after the Effective Time of the Merger not to engage directly, or indirectly (either as a proprietor, partner, stockholder, agent, consultant, trustee, affiliate or otherwise) in the Business in the United States of America. Nothing in the foregoing covenant not to compete, shall imply that I have, under any circumstances, any right to use the rights, technology, know how or confidential information of X-Cardia transferred to Urohealth in the Merger.

                10. I understand that Urohealth and its officers and directors will rely upon the representations made by me in this letter, and I agree to indemnify each of them and hold them harmless with respect to any damages, losses or expenses (including attorneys' fees) incurred by them as a result of the inaccuracy of any representation or the breach of any agreement contained herein.

                11. I have full power and capacity to execute this Representation Letter and to make the representations, warranties and agreements herein. This Representation Letter shall be binding upon and enforceable against, and inure to the benefit of, all of my administrators, executors, representatives, heirs and successors and any pledge holding shares of Urohealth Common Stock.

                I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the shares of Urohealth Common Stock to be acquired by me in connection with the Merger, to the extent I felt necessary, with my counsel or counsel for X-Cardia.

                                              Very truly yours,



                                              [Name of X-Cardia Shareholder]





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
Accepted and agreed to this
_____ day of _____________, 1997

UROHEALTH SYSTEMS, INC.


By:
        ------------------------------
Name:

Title:





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